UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2010

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26025	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2925 Briarpark, Suite 1050, Houston, Texas  77042
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 499-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of February 19, 2010, U.S. Concrete, Inc. (the “Company”) entered into an amendment and waiver (the “Amendment”) to its Amended and Restated Credit Agreement, dated June 30, 2006 (as previously amended effective March 2, 2007, November 9, 2007, and July 11, 2008, the “Credit Agreement”), which provides the Company with a revolving credit facility.

The principal terms amended were:

•	reducing the facility size from $150 million to $90 million;
•
increasing the pricing on drawn revolver loans from the current Eurodollar-based rate (“LIBOR”) plus 2.25% to LIBOR plus 4.00% and eliminating the availability-based pricing grid, and increasing the commitment fees on the unused portion of the facility from 0.25% to 0.75%;

•
temporarily reducing the minimum availability trigger at which the Company must maintain a minimum fixed charge coverage ratio of 1.0 to 1.0 from $25 million to (i) from the effective date of the Amendment through March 10, 2010 (or such earlier date on which the Company elects to deliver the first weekly borrowing base certificate), $22.5 million and (ii) thereafter through April 30, 2010, $20 million, in each case, such amount to revert back to $25 million upon the earlier of (i) the Company’s delivery of notice to the lenders of its intent to make payment on the 8 3/8% Senior Subordinated Notes due 2014 (the “Notes”) or any other subordinated debt and (ii) May 1, 2010;

•	implementing permanent cash dominion by the lenders over the deposit accounts of the Company and guarantors, subject to exceptions for specific accounts and threshold dollar amounts;
•	modifying the borrowing base formula to include a $20 million cap on the value of concrete trucks and mixing drums to be included in the borrowing base;
•	increasing the borrowing base reporting to a weekly basis;
•	waiving the solvency representation and warranty through April 30, 2010;
•	permitting the Company to prepay or redeem the Notes with the proceeds of permitted subordinated debt and/or an equity issuance, but not cash;
•
modifying certain negative covenants including, among other things: (i) eliminating the general restricted payments, lien and investment baskets; (ii) adding new restrictions on the Company’s ability to sell or incur liens on certain assets, including owned real property of the Company and its subsidiaries; (iii) adding new restrictions on the Company’s ability to form, acquire or enter into any new joint venture or partnership or create any new foreign subsidiary; (iv) reducing the basket for permitted debt of the Michigan joint venture from $20 million to $17.5 million;  (v) limiting investments by the Company and its subsidiaries in the Michigan joint venture to $2.25 million in any fiscal quarter and $5 million for the remaining term of the Credit Agreement; and (vi) limiting the Company’s ability to consummate permitted acquisitions and incur or assume debt at the time the acquisition is consummated; and

•
adding a new event of default under the Credit Agreement if the Company or any of its domestic subsidiaries contests the enforceability of the subordination provisions relating to the Notes and any other subordinated debt, or if such debt fails to remain subordinated to the Credit Agreement.

In addition to the above-referenced amendments, the Company also agreed to conduct bi-weekly telephone or in-person conferences with the lenders, provide the lenders with certain notices and deliverables with respect to the Notes and any other subordinated debt and, within 10 days following the effective date of the Amendment, to engage a financial advisor.

The Company also obtained (i) a permanent waiver by the lenders of any default or event of default arising under the Credit Agreement as a result of the Borrower’s delivery of its 2009 fiscal year financials with a “going concern” opinion or similar qualification and (ii) a temporary waiver by the lenders through April 30, 2010, of any default or event of default arising under the Credit Agreement as a result of the Company’s failure to make its regularly scheduled interest payments under the Notes.

The terms of the amendment and waiver to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report, are hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please read Item 1.01 for a discussion of the Company's entering into an amendment and waiver to the Credit Agreement, which discussion is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

     On February 19, 2010, the Company issued a press release announcing the retention of Lazard Freres & Co. LLC and AlixPartners, as financial advisors to the Company, and Kirkland & Ellis LLP, as legal advisor to the Company, as well as the amendment and waiver to the Credit Agreement.  A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Exhibit

10.1
Amendment No. 4 and Waiver to Amended and Restated Credit Agreement, dated as of February 19, 2010, among U.S. Concrete, Inc., Citicorp North America Inc., Bank of America, N.A., JPMorgan Chase Bank, N.A. and the Lenders and Issuers named therein.

99.1	Press Release of U.S. Concrete Inc., dated as of February 19, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. CONCRETE, INC.

Date: February 22, 2010	By:	/s/ Robert D. Hardy
Name: Robert D. Hardy
Title: Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit

10.1
Amendment No. 4 and Waiver to Amended and Restated Credit Agreement, dated as of February 19, 2010, among U.S. Concrete, Inc., Citicorp North America Inc., Bank of America, N.A., JPMorgan Chase Bank, N.A. and the Lenders and Issuers named therein.

99.1	Press Release of U.S. Concrete Inc., dated as of February 19, 2010.